Exhibit 5.2

KAITONG LAW FIRM Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC Tel: +86 20 8752 1833 Fax: +86 20 8752 1700 www.ktlf.com.cn

November 22, 2014

To: China Customer Relations Centers, Inc

Dear Sir/Madam:

Legal Opinion

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this legal opinion (the “Opinion”) on the PRC Laws effective as of the date hereof. For the purpose of this Opinion, the PRC excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We have acted as the PRC legal counsel to China Customer Relations Centers, Inc. (the “Company”), a company incorporated under the laws of the British Virgin Island solely in connection with (a) the Company’s Registration Statement on Form S-1 (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, including the prospectus that forms a part of the Registration Statement (the “Prospectus”), on [            ], 2014. (b) the Company’s proposed initial public offering (the “Offering”) of a certain number of the Company’s common shares, par value $[par value] per common share (the “Shares”) and (c) the proposed listing and trading of the Company’s Shares on the NASDAQ Capital Market. We have been requested to give this Opinion on PRC Laws (as defined below).

I. Documents and Assumptions

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the due diligence documents provided by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates, Governmental Authorizations and other instruments (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this Opinion.

In our examination of the Documents, we have assumed, without independent investigation and inquiry that:

1. all Documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their originals and such originals are authentic;

KAITONG LAW FIRM Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC Tel: +86 20 8752 1833 Fax: +86 20 8752 1700 www.ktlf.com.cn

2. all Documents have been validly authorized, executed and delivered by all the relevant parties thereto and all natural persons have the necessary legal capacity;

3. all the signatures, seals and chops on the Documents submitted to us are genuine;

4. all the Documents and the factual statements provided to us by the Company and the PRC Companies, including but not limited to those set forth in the Documents, are complete, true and correct;

5. no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this Opinion; and;

6. each of the parties to the Documents, other than the PRC Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation;

II. Definitions

Unless the context otherwise requires, the following terms in this Opinion shall have the meanings ascribed to them as follows:

“CBPO” means China BPO Holdings Limited, a Hong Kong company wholly owned by CCRC;

“BPO” means business process outsourcing;

“WFOE” means Shandong Juncheng Information Technology Co., Ltd., a Chinese company wholly owned by CBPO;

“Beijing Taiying” means Beijing Taiying Anrui Shareholding Co., Ltd., a Chinese shareholding company of Shandong Taiying Technology Co., Ltd.;

“Taiying” means Shandong Taiying Technology Co., Ltd., an affiliated Chinese company that the WFOE controls by virtue of contractual arrangements;

KAITONG LAW FIRM Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC Tel: +86 20 8752 1833 Fax: +86 20 8752 1700 www.ktlf.com.cn

“Central BPO” means Chongqing Central BPO Industry Co., Ltd., a wholly-owned subsidiary of Taiying;

“JTTC” means Jiangsu Taiying Technology Co., Ltd., a wholly-owned subsidiary of Taiying;

“HTCC” means Hebei Taiying Communication BPO Co., Ltd., a wholly-owned subsidiary of Taiying;

“SCBI” means Shandong Central BPO Industry Co., Ltd., a wholly-owned subsidiary of Taiying;

“JCBI” means Jiangsu Central Information Service Co., Ltd., a wholly-owned subsidiary of Taiying;

“ATIT” means Anhui Taiying Information Technology Co., Ltd., a wholly-owned subsidiary of Taiying;

“STTGBC” means Shandong Taiying Technology Guangxi Branch Company, a wholly-owned branch company of Taiying;

“STTCBC” means Shandong Taiying Technology Chongqing Branch Company, a wholly-owned branch company of Taiying;

“HTTYB” means Hebei Taiying Technology Yanjiao Branch Company, a wholly-owned branch company of HTCC;

“PRC Companies” means the WFOE, Beijng Taiying, Taiying, Central BPO, JTTC HTCC, SCBI, JCBI, ATIT, STTGB, STTCB, and HTTYB;

“Group Companies” means CCRC, CBOP and the PRC Companies;

“PRC Laws” means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in effect and publicly available in the PRC as of the date hereof;

“PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC;

KAITONG LAW FIRM Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC Tel: +86 20 8752 1833 Fax: +86 20 8752 1700 www.ktlf.com.cn

“Government Agencies” means any competent national, provincial, municipal or local government authorities, courts, arbitration commissions, or regulatory bodies of the PRC having jurisdiction over any of the PRC Companies in the PRC;

“Governmental Authorization” means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency;

“Control Agreement” means each and all of the VIE Agreements;

“Material Adverse Effect” means any event, circumstance, condition, occurrence or situation, or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the condition (financial or otherwise), business, properties or results of operations or prospects of CCRC, Hong Kong Subsidiary and PRC companies taken as a whole.

III. Opinions

Based on our review of the Documents, to our best knowledge after due and reasonable inquires against the Company and the PRC Companies, subject to the Assumptions and the Qualifications, and except as publicly disclosed in the Registration Statement, we are of the opinion that:

1.	Based on our understanding of the current PRC Laws, we have adviced the Company that, both currently and immediately after giving effect to this Offering (a) the ownership structure of the PRC Companies comply with all existing PRC Laws; and (b) each of the Control Agreements is valid, binding and enforceable in accordance with its terms and the applicable PRC Laws, and will not violate any applicable PRC Laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of the PRC Laws and the future PRC Laws, and there can be no assurance that the PRC Authorities may take a view that is not contrary to or otherwise different from our legal opinion stated above.

The statements set forth in the Prospectus under the captions “Risk Factors-Risks Relating to Our Corporate Structure” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.,

KAITONG LAW FIRM Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC Tel: +86 20 8752 1833 Fax: +86 20 8752 1700 www.ktlf.com.cn

2.	Each of the PRC Companies has been duly organized in accordance with the PRC Laws and validly exists as a wholly foreign owned enterprise, or a domestic limited liability company, as the case may be, with full legal person status and limited liability under the applicable PRC Laws and its business license is in full force and effect.

The descriptions of the corporate structure of the PRC Companies set forth in “Our Corporate Structure” section of the Prospectus are true and accurate and nothing has been omitted from such descriptions which would make the same misleading in any material respects

3.	To our best knowledge after due and reasonable inquiries, except as expressly provided in the Control Agreements, the equity interests of the PRC Companies are free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims.

4.	The articles of association and the business license of each of the PRC Companies are in compliance with the requirements of the PRC Laws and are in full force and effect.

5.	Each of the PRC Companies has sufficient corporate right, power and authority for it to own, use, and license its assets and conduct its business in the manner described in its respective business license. Except as disclosed in the Registration Statement, each of the PRC Companies has obtained all Governmental Authorizations from, and completed all filings with, the Government Agencies that are necessary for it to own, use and license its assets, conduct its business in the manner as described in its business license and in the Registration Statement. After due and reasonable inquiries, each of the PRC Companies is in compliance with the provisions of all such Governmental Authorizations in all material aspects, and none of the PRC Companies has received any notification of proceedings relating to, or has any reason to believe that any Governmental Agencies are considering, the modification, suspension or revocation of any such Governmental Authorizations. To our best knowledge after due and reasonable inquiries, there are no circumstances which might lead to the suspension, alteration or cancellation of any of the Governmental Authorizations of the PRC Companies.

6.	Nothing has come to our attention that makes us reasonably believe that any of the PRC Companies is in breach of or violation of, or default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument governed by the PRC Laws to which it is a party or by which it or any of its properties may be bound.

KAITONG LAW FIRM Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC Tel: +86 20 8752 1833 Fax: +86 20 8752 1700 www.ktlf.com.cn

7.	Each of the PRC Companies has full, valid and clean title to all of its property, assets and intellectual property used in connection with its business, free and clear of all security interest, liens, charges, encumbrances, claims, options, restrictions and other third party rights, except as such disclosed or referred to in the Prospectus.

8.	After due and reasonable inquiries, neither of the PRC Companies is delinquent in the payment of any taxes due and there is no tax deficiency which might be assessed against it, and there is no material breach or violation by the PRC Companies of any applicable PRC tax law or regulation. The statements set forth under the caption “Tax Matters Applicable to U.S. Holders of Our Common Shares” in the Prospectus insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any law other than PRC tax law.

9.	To our best knowledge after due and reasonable inquiries, no labor dispute, or complaint involving the employees of the PRC Companies, exists or is imminent or threatened. The labor contracts or employment agreements entered by the PRC Companies with their respective employees are in compliance with PRC Laws. However, Taiying has not contributed to housing provident fund for the employees.

In accordance with Regulations on Management of Housing Provident Fund and other relevant PRC Laws, the relevant housing provident fund authority is entitled to require Taiying to register with such housing provident fund authority within a prescribed time limit. If Taiying fails to do so within such prescribed time limit, a fine in the range of RMB 10,000 to RMB50,000 will be imposed on Taiying. In addition, such housing provident fund authority may also require Taiying to pay the outstanding housing provident fund within a prescribed time limit. If Taiying fails to do so within such prescribed time limit, such housing provident fund authority may apply to the competent court for compulsory execution. In addition, Beijing Taiying has executed a deed of indemnity in favor of Taiying whereby Beijing Taiying will indemnify Taiying against all claims, actions, demands, proceedings, judgments, losses, liabilities, damages, costs, charges, fees, expenses and fines of whatever nature suffered by or incurred by Taiying as a result of , directly or indirectly or in connection with, the non-contribution to housing provident fund. As such, we are of the opinion that Taiying’s non-compliance with the housing provident fund contribution requirements will not have a Material Adverse Effect.

KAITONG LAW FIRM Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC Tel: +86 20 8752 1833 Fax: +86 20 8752 1700 www.ktlf.com.cn

10.	To our best knowledge after due and reasonable inquiries, there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which any of the Company or the PRC Companies is a party or of which any property of any Group Company is the subject.

Each of the Control Agreements has been duly authorized, executed and delivered by the WFOE, Taiying and/or Beijing Taiying who are parties thereto, and all required Government Authorizations in respect of the Control Agreements to ensure the legality and enforceability in evidence of each of the Control Agreements in the PRC have been duly obtained and is legal, valid and enforceable and each such PRC Company has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each such PRC Company has the power and capacity to enter into and to perform its obligations under such Control Agreements; each of the Control Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any requirements of the PRC Laws. No further Governmental Authorizations are required under the PRC Laws in connection with the Control Agreements or the performance of the terms thereof, provided, however, any exercise by the WFOE of its rights under the Exclusive Option Agreement will be subject to any approval, appraisal or restriction required by the PRC laws. The execution, delivery and performance of each of the Control Agreements by the parties thereto, and the consummation of the transactions contemplated there under, do not and will not (a) result in any violation of the business license, articles of association, other constituent documents (if any) or Governmental Authorizations of any of the PRC Companies; (b) result in any violation of, or penalty under, any PRC Laws; or (c) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which any of the PRC Companies is a party or by which any of them is bound or to which any of their properties or assets is subject. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

11.	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State

KAITONG LAW FIRM Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC Tel: +86 20 8752 1833 Fax: +86 20 8752 1700 www.ktlf.com.cn

Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rule purports, among other things, to require offshore special purpose vehicles (the “SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

We have advised the Company based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we believe that neither CSRC approval nor any other Governmental Authorization is required for the listing and trading of the Company’s ADSs on the NASDAQ Capital Market in the context of this Offering, because (a) the Company established the WFOE as a foreign-invested enterprise by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic enterprise” as defined under the M&A Rule, and (b) no provision in the M&A Rule clearly classified contractual arrangements like the Control Agreements as a type of acquisition transaction falling under the M&A Rule. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

The statements set forth in the Prospectus under the captions “Risk Factors —Risks Relating to Our Corporate Structure —Our failure to obtain prior approval of the China Securities Regulatory Commission (“CSRC”) for the listing and trading of our common shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our common shares.” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

12.	There are uncertainties as to whether the courts of the PRC would: (a) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (b) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

KAITONG LAW FIRM Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC Tel: +86 20 8752 1833 Fax: +86 20 8752 1700 www.ktlf.com.cn

We have advised the Company that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. We have further advised that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or social public interest.

13.	The statements set forth in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Our Corporate Structure”, “Dividend Policy”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business,” “Regulation”, “Management”’, “Related Party Transactions”, “Tax Matters Applicable to U.S. Holders of Our Common Shares”, “Enforceability of Civil Liabilities” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion) to the extent that they constitute our interpretation and advice of legal matters under the PRC Laws, relate to Documents and proceedings referred to therein, are true and accurate in all material respects, and fairly present and summarize the information and matters referred to therein, nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

IV. Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”)

1. This Opinion relates only to the PRC Laws and we express no opinion as to any other laws or regulations than the PRC Laws. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

2. This Opinion is intended to be used in the context that is specifically referred to herein and each section should be considered as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

KAITONG LAW FIRM Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC Tel: +86 20 8752 1833 Fax: +86 20 8752 1700 www.ktlf.com.cn

3. This Opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (b) any circumstance in connection with the formulation, execution or performance of any legal document that will be deemed materially mistaken, clearly unconscionable or fraudulent; (c) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and saves as provided for herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

KaiTong Law Firm

KAITONG LAW FIRM Suite 5603, CITIC Plaza, 233 Tianhe North Road, Guangzhou, PRC Tel: +86 20 8752 1833 Fax: +86 20 8752 1700 www.ktlf.com.cn

SCHEDULE 1

List of Control Agreements

1. Entrusted Management Agreement among Taiying, Beijing Taiying and the WFOE dated September 3, 2014

2. Exclusive Option Agreement among Taiying, Beijing Taiying and the WFOE dated September 3, 2014

3. Pledge of Equity Agreement among the WFOE, Beijing Taiying dated September 3, 2014;

4. Shareholder’s Voting Proxy Agreement among the WFOE and Beijing Taiying dated September 3, 2014.